Exhibit 99.1

News For Immediate Release

Black Stone Minerals, L.P. Announces Promotion of Jeff Wood to President

HOUSTON, June 18, 2018 (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals,” “Black Stone,” or “the Partnership”) today announces that Jeff Wood has been appointed as President of the Partnership in addition to his current role as Chief Financial Officer. Thomas L. Carter, Jr. will continue as Black Stone Minerals’ Chief Executive Officer and Chairman.

“Jeff brings over 20 years of relevant leadership experience in the energy industry and has done an excellent job overseeing our financing strategy in his current position.” said Mr. Carter. “I am excited for him to take a broader leadership role with this promotion to President, and look forward to working with him and the rest of our outstanding management team to continue to deliver value for Black Stone’s unit holders.”

Black Stone’s executive team following the appointment consists of:

●	Thomas L. Carter, Jr., Chief Executive Officer and Chairman

●	Jeffrey P. Wood, President and Chief Financial Officer

●	Holbrook F. Dorn, Senior Vice President, Business Development

●	Brock Morris, Senior Vice President, Engineering and Geology

●	Steve Putman, Senior Vice President, General Counsel, and Secretary

Full biographies can be found at Black Stone Minerals’ website at www.blackstoneminerals.com/About-Us/Our-Management-Team.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states and 64 onshore basins in the continental United States. The Partnership also owns and selectively participates as a non-operating working interest partner in established development programs, primarily on its mineral and royalty holdings. The Partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Black Stone Minerals, L.P. Contact

Brent Collins

Vice President, Investor Relations

Telephone: (713) 445-3200

investorrelations@blackstoneminerals.com

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